AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS
FOR FISCAL YEAR 2008 FIRST QUARTER,
ACHIEVES 20 PERCENT GLOBAL SLEEP THERAPY REVENUE GROWTH AND
GROWS EARNINGS PER SHARE BY 22%

MURRYSVILLE, PA, October 25, 2007—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months ended September 30, 2007.

FINANCIAL RESULTS

Three Months Ended September 30, 2007
Net sales for the first quarter totaled $311.6 million, which represents an increase of 17 percent over the $266.6 million achieved in the first quarter a year ago. The Company’s recent acquisitions added approximately $3.4 million of revenues during the quarter, primarily related to international distributor acquisitions, and favorable changes in foreign currency rates added approximately $0.9 million. Together, acquired revenues and foreign currency rate changes represented less than two percent of the current quarter revenue growth.

Domestic revenues increased from $181.6 million in the first quarter a year ago to $209.0 million in the current year’s first quarter, an increase of 15 percent. The Company’s domestic revenue gains were led by a year-over-year increase of $22.5 million, or 16 percent in the domestic Sleep & Home Respiratory Group. The Company achieved 18 percent growth in domestic sleep therapy products, driven by the M Series line of sleep therapy devices including proprietary breathing modalities like A-Flex™, and a broad range of patient interface products including Optilife™ and the Company’s ComfortGel™ mask. The Company was also very pleased with its revenue growth in Home Respiratory Care, and in particular a strong performance in oxygen therapy in the current year’s first quarter. With positive contributions from Critical Care, Respiratory Drug Delivery, as well as Children’s Medical Ventures, the Company’s domestic Hospital Group revenues grew by 11 percent during the first quarter to $48.2 million.

International revenues totaled $102.7 million for the first quarter, a 21 percent increase over the $85.0 million reported a year ago, led by 24 percent growth in sleep therapy products and substantial growth in Home Respiratory Care. The Company also achieved growth in its Hospital Group products in the international markets, driven by strong performances in non-invasive ventilation as well as Respiratory Drug Delivery. International revenues represented 33 percent of total revenues during the current year’s first quarter.

On a global basis, Sleep and Home Respiratory Group revenues grew by 19 percent from $197.0 million to $235.1 million, led by 20 percent growth in sleep therapy revenues that grew from $153.9 million to $184.3 million. Global Hospital Group revenues grew by 10 percent, from $69.6 million last year to $76.5 million in the first quarter of fiscal year 2008.

Net income for the current quarter was $27.5 million, or $0.37 per diluted share, including stock compensation expenses totaling $3.7 million on a pre-tax basis, or $0.03 per diluted share after tax. This represents 22 percent earnings per share growth compared to the $0.30 per diluted share reported in the prior year first quarter. Net income in the prior year first quarter was $22.1 million, including $3.0 million of stock compensation expenses on a pre-tax basis, or $0.03 per diluted share after tax.

During the current year first quarter, the Company reported a lower effective income tax rate of 27 percent resulting primarily from tax planning efforts to capture incremental extra-territorial income tax credits from prior years. These tax planning efforts generated approximately $3.3 million of reduced income taxes during the first quarter (which represents approximately $4.3 million on a pre-tax basis, net of associated professional tax service fees). During the current year first quarter, the Company also generated approximately $2.0 million of net foreign currency gains recorded in other income due to the strengthening of foreign currencies against the U.S. Dollar. Offsetting these gains, the Company incurred $5.4 million of in-process research and development expenses related to an equity-investment in a development stage sleep company and accelerated approximately $0.9 of internal research and development activity. Additionally, the Company made contributions to its variable employee compensation plans at higher than planned levels. These various expenses, as well as the income tax credit and foreign currency gains, are included in the Company’s GAAP-basis $0.37 per diluted share. The Company’s increase in earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year as well as lower income tax expense.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer, commented on the Company’s results, “We are very pleased to be reporting strong 17% growth in revenues and 22% growth in earnings per share to start off the 2008 fiscal year. These results were once again driven by very balanced performance across our various business units and key geographic regions. Our results were highlighted not only by an outstanding performance from our M Series family of sleep therapy devices and our portfolio of patient interfaces including the OptiLife™ mask, but also by strong revenue growth globally in Home Respiratory Care and various hospital product lines.”

Mr. Miclot continued, “Our global performance in sleep therapy was driven by 18 percent domestic and 24 percent international growth for a worldwide increase of 20 percent, which is at the high-end of market growth. We are very pleased with the continued success of several new technologies, including the A-Flex™ breathing mode that is integrated into our REMstar® Auto CPAP device and the BiPAP® autoSV™ unit that is focused on the treatment of complex apnea patients. Continued success from our recently introduced EverFlo™ Stationary Oxygen Concentrator and EverGo™ Portable Oxygen Concentrator led to exceptional growth in our Home Respiratory Care business unit domestically and internationally. In the Hospital Group, we were also very pleased with the balance and growth we achieved from Critical Care, Respiratory Drug Delivery, and Children’s Medical Ventures, which all made nice contributions to the Company’s first quarter financial results,” he added.

“In addition to our exceptional financial performance in the first quarter, we are also pleased with investments we’ve made to expand our presence in the global sleep and respiratory markets through both the introduction of internally developed products as well as through strategic acquisitions. We are continuing to make progress in research and development in the obstructive sleep apnea market and expect to release several new patient interfaces during fiscal year 2008; work is also ongoing on new sleep therapy device platforms and breathing algorithms. In addition, we are exploring exciting new “white space” opportunities in the broader sleep market, including our recently announced acquisition of Apollo Light Systems, Inc., a privately held company and leading manufacturer of light therapy systems for melatonin suppression and circadian rhythm sleep disorders. Furthermore, substantial internal research and development work is ongoing in our ventilation portfolio, with product launches scheduled for fiscal year 2008.”

Mr. Miclot concluded, “We continue to gain market share and momentum in the international sleep therapy market, as exemplified by the 24 percent growth we achieved in the first quarter. We also continue to execute on our international expansion initiatives with our recent investment in Finland. In the past fifteen months, the Company has acquired a direct presence in Norway, Denmark, Finland, as well as Australia, and now conducts business in 141 countries across the world. International expansion will continue to be a very important part of the Company’s strategy.”

Financial Position
The Company continues to maintain a strong balance sheet position, with $322.1 million of cash and short-term investments as of September 30, 2007, representing an increase of $14.9 million compared to June 30, 2007. During the first quarter, the Company made approximately $14.0 million of strategic investments and acquisition-related payments. The Company acquired a majority interest in an international distributor in July that provides Respironics with a direct distribution channel in Finland, and it also made equity investments in two companies in the sleep market.

During the quarter, the Company’s accounts receivable days sales outstanding were 62 days, up slightly from the 60 days achieved as of June 30, 2007. The Company’s long-term debt balance was $29.1 million as of September 30, 2007, compared to $26.4 million as of June 30, 2007.

Respironics’ strong balance sheet positions the Company to execute its strategy, which calls for optimizing the Company’s core growth drivers while investing in new areas of the sleep and respiratory markets.

Outlook
In light of its strong financial performance in the first quarter and continued positive outlook for the remainder of fiscal year 2008, the Company is raising revenue guidance to $1,360 million to $1,380 million and refining earnings per share guidance to $1.93 to $1.98. These earnings per share amounts include expected stock compensation expense of approximately $14.5 million to $15.5 million on a pre-tax basis, or approximately $0.11 to $0.12 per share after tax.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 141 countries and employs more than 5,100 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the results of clinical trials; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major natural disaster, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)

For the three months ended September 30, 2007 and 2006:

	GAAP	GAAP
	3 months	3 months			%
	Ended	Ended	$		Increase
Dollars in thousands, except per share amounts	9/30/07	9/30/06	Increase (Decrease)		(Decrease)

Sales	$311,638	$266,624		$45,014	17%
Cost of goods sold	144,604	124,639		19,965	16%
Gross profit	—	—		—	—
	167,034	141,985		25,049	18%
	54%	53%
Gross profit percentage	47,522	34,886		12,636
General & administrative expense	63,216	57,565		5,651
Sales, marketing, & commission expense	18,058	14,513		3,545
Research & development expense	5,424	0		5,424
In-process research & development expense	0	0		0
Contribution to foundation	578	1,686		(1,108)
Restructuring & acquisition-related expense	(5,224)	(1,985)		3,239
Other income	—	—		—	36%
Net Income before income tax	$37,460	$35,320		2,140	10%
Income tax	9,991	13,251		(3,260)	24%
Net Income	—	—		—	6%
Basic earnings per share	$27,469	$22,069		5,400	(25%)
Basic shares outstanding	0.37	0.30		0.07	—
Diluted earnings per share	73,863	72,835		1,028	24%
Diluted shares outstanding	0.37	0.30		0.07	23%
	75,065	73,710		1,355	22%

Product Sales Summary

(Unaudited)

	Three months ended
Dollars in thousands	9/30/07	9/30/06

Domestic Sleep and Home Respiratory Group	$160,761	$138,258
Domestic Hospital Group	48,199	43,337
International Group	102,678	85,029
Total	$311,638	$266,624

Condensed Balance Sheet

(Unaudited)

	At	At
Dollars in thousands	9/30/07	6/30/07
Cash and cash equivalents	$264,868	$231,830
Short-term investments	57,242	75,354
Trade accounts receivable	214,718	220,398
Inventories	184,071	172,671
Other current assets	77,195	76,025
Total current assets	798,094	776,278
Property, plant and equipment (net)	165,217	155,953
Other assets, including goodwill	310,155	294,589
Total assets	$1,273,466	$1,226,820
Current liabilities	$239,691	$239,152
Long-term obligations	29,051	26,411
Other non-current liabilities	29,987	27,695
Shareholders’ equity	974,737	933,562
Total liabilities and shareholders’ equity	$1,273,466	$1,226,820